EXHIBIT 99.906CERT

CERTIFICATIONS PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), the undersigned officers of First American Investment Funds, Inc.(the “Funds”) do hereby certify, to the best of each such officer’s knowledge, that:

1.                                     The N-CSR of the Funds (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.                                     The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of the Funds.

By:
/s/ Thomas S. Schreier, Jr.
Thomas S. Schreier, Jr.
President

Date: June 10, 2005

By:
/s/ Charles D. Gariboldi
Charles D. Gariboldi
Treasurer

Date: June 10, 2005